Exhibit 10.1

CENTERPLATE, INC.

[DATE]

CONFIDENTIAL

[insert name,
title and address]

Re:	Centerplate, Inc. Long-Term Performance Plan: 2004/2005 Class Awards

Dear                    :

I am pleased to advise you that the Compensation Committee of the Board of Directors has designated you a Participant in the [2004/2005] Class Awards under the Centerplate, Inc. Long-Term Performance Plan (the “Plan”). (Capitalized terms used here not otherwise defined have the same meaning ascribed to them in the Plan, a copy of which is attached.)

The primary purpose of the [2004/2005] Class Awards is to provide an incentive for us to continue to build stability in the Company, and its ability to pay dividends, by increasing Adjusted Ebitda generated from new and diverse business, through organic (internal) growth and growth in new accounts by acquisition or otherwise. It is the intent that payments to IDS holders be maintained or increased; thus no Bonus Award will be made if payments to IDS holders are reduced, except as specifically approved by the Board and the Committee.

Subject to the terms and conditions of the Plan and guidelines for the [2004/2005] Class Awards program established by the Committee, you will be eligible for a Bonus Award calculated by multiplying your “Total Compensation” (your highest annual salary plus highest annual bonus during the [2004-2006/2005-2007] Performance Period) by a Performance Objective Factor (“POF”). The 2004-2006 Performance Period began on                      and ends on                     . The POF for the [2004/2005] Class Awards Program has two components: the first being growth in Adjusted Ebitda substantially in excess of expectations, based on the percentage achievement by the Company of an increase in Adjusted Ebitda from the original pro forma Adjusted Ebitda target of $           (the “Pro Forma Target”) to an LTPP Adjusted Ebitda Target of $        million over the Performance Period (such positive difference between the LTPP Adjusted Ebitda Target and the Pro Forma Target being referred to as the “LTPP Adjusted Ebitda Increase”); and the second being a diversification adjustment designed to encourage reduction in dependence on the Company’s top client and on its top 10 clients.

Adjusted Ebitda shall be the Company’s Adjusted EBITDA as defined in the indenture governing the Company’s 13.5% subordinated notes, calculated after deduction for all expense accruals required for payment under the Plan. Adjusted Ebitda contributions shall be considered only when earned, not when an account is booked. All Plan references to “EBITDA” will be deemed to refer to Adjusted Ebitda for purposes of the [2004/2005] Class Awards.

LTPP Adjusted Ebitda Increase. Subject to the terms and conditions of the Plan and guidelines for the [2004/2005] Class Awards program established by the Committee, you will receive a Bonus Award of [100%] of your Total Compensation if the Company achieves [100%] of the LTPP Adjusted Ebitda Increase, with a potential Bonus Award of up to [200%] of Total Compensation for performance at a [150%] of the LTPP Adjusted Ebitda Increase. There will be no payout where the POF is less than [50%]. Performance between the maximum and minimum will be prorated in a linear fashion.

Diversification Adjustment. The amount of the Bonus Award will be subject to increase by up to 10 percentage points as follows:

•	A premium of one percentage point is added for each percentage point by which the dependence on the largest client is reduced over the Performance Period, up to a maximum of 5 percentage points; “dependence” is expressed as a percent of Adjusted Ebitda;

•	A premium of one percentage point is added for each percentage point by which the dependence on the ten largest contracts is reduced over the Performance Period, up to a maximum of 5 percentage points; “dependence” is expressed as a percent of Adjusted Ebitda.

Performance will be prorated in a linear fashion between zero and 5 percent for both the largest client and the top 10 client objectives.

Payment of the Bonus Award will be made in cash in two equal installments 3 months and 15 months following the end of the Performance Period. Unless the Committee in its discretion determines otherwise, the Bonus Award will be paid only if you are employed by the Company on the payment date, unless your employment terminated as a result of death, retirement or approved resignation for disability, or as otherwise approved by the Committee.

The Committee has specifically identified you as a Designated Participant entitled to receive the Change-in-Control Benefits set forth in the Plan. All determinations under the Plan and the [2004/2005] Class Awards Program are made by the Committee and its determination is final.

Questions about the Plan and the 2004 Class Awards Program may be directed to                              .

CENTERPLATE, INC.
By:
Title: [ ]